SONIC SOLUTIONS

SONIC SOLUTIONS

Moderator: Nils Erdmann
August 12, 2008
3:30 p.m. PST

Operator: Thank you for standing by and welcome everyone to the Sonic Solutions’ fiscal year 2009 first quarter earnings conference call. Today’s call is being recorded and will last approximately 60 minutes.

Now at this time for opening remarks and introductions, I’d like to turn the program over to Nils Erdmann, Vice President of Investor Relations. Mr. Erdmann, you may begin.

Nils Erdmann: Good afternoon and thank you for joining Sonic Solutions earnings conference call for fiscal 2009 first quarter ended June 30th, 2008.

With me on today’s call are Dave Habiger, President and Chief Executive Officer; and Paul Norris, EVP, acting Chief Financial Officer and General Counsel.

Before I hand the call over to Dave, I’ll review our Safe Harbor statement.

During the course of this call, we may make forward-looking statements within the meaning of the federal securities laws. All statements other than those of historical fact are statements that could be deemed forward-looking, including those regarding growth and financial performance, financial outlook, strategic and operational plans, target markets, strategic priorities, potential benefits of Sonic’s partnerships, Sonic’s ability to strengthen relationships with end users, the opportunities and benefits for Sonic arising from a high definition Blu-ray format and the download and burn and online services business models.

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All forward-looking statements are based on current information and expectations and are inherently subject to change. Actual results may differ materially and adversely to those in our forward-looking statements due to various factors. In addition, unless otherwise noted we will present financial information on a non-GAAP basis. These non-GAAP measures should be considered as supplemental to and not a substitute for or superior to the corresponding measures calculated in accordance with GAAP.

While we believe that the non-GAAP measures provide information that is useful to investors, we recommend a careful review of the reconciliations between GAAP and non-GAAP measures provided in today’s press release, and to refer to the detailed disclosures related to the purpose of and limitations on non-GAAP disclosures. We ask that you review these cautionary statements and refer to the company’s recent filings on Form 10-K and 10-Q for more detailed discussions of the relevant risks and uncertainties. Sonic Solutions undertakes no obligation to review or update any forward-looking statements.

With that, I’d now like to introduce Dave Habiger.

Dave Habiger: Thanks, Nils. Good afternoon, everyone, and thank you for joining us today.

I’d like to start by providing a couple of financial highlights from the quarter, followed by a discussion of the major announcements and key trends we’re noting across our divisions. I’ll then turn the call over to Paul for discussion of our first quarter financial results as well as our outlook for the fiscal 2009 second quarter and beyond.

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For first quarter fiscal ‘09, our revenues were over $30 million, which was ahead of expectations and exceeded our guidance of $29 million or more. During the quarter, we experience dramatic year-over-year growth of 120 percent in our professional products group. With sales of Blu-ray titles up 300 percent this year already, it’s not surprising that Hollywood is now getting ready to deliver large quantities of new titles for Christmas 2008.

Our Roxio consumer sales showed continued strength and momentum this quarter with strong double-digit year-over-year growth from our retail channel up 30 percent and our direct e-store channel up 20 percent. In fact for the six months ended June 30th, Roxio products took share from competitors as retailers recommitted to our top-selling brands.

On a dollar basis, Roxio products have nearly 50 percent market share in North America, well over twice that of our nearest competitor and six times that of the third largest. Were it not for a shortfall on Dell revenue in the first quarter, our consumer segment overall would have shown significant growth. And let me remind you as we’ve discussed previously, we believe we have addressed the Dell shortfall by moving some of our products with Dell to a bundling arrangement that closely mirrors our original, highly successful up-sell model.

We’re well positioned to achieve our two overriding company goals for the fiscal 2009. Our first goal is to move Sonic to significant profitability and cash generation by the end of the fiscal year. We’re convinced that with our product line-up and global organization, Sonic has the capability to be highly profitable. We took important steps this past quarter to reduce operating expenses to be in line with near-term revenues. Over the remainder of this year as we better align costs with revenues, we expect to operate solidly in the black.

Our second and perhaps more important goal is to restore Sonic’s traditional revenue growth rate, measured in double-digits. In this regard, a number of our investments and related industry trends are beginning to positively impact our business. Blu-ray is gaining market traction as the next-generation DVD format. Digital distribution of software is thriving and an increasing number of people are looking for branded, trusted software solutions - and now online services - to enhance their digital lives.

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To seize this opportunity, we completed the acquisition of Simple Star’s, creative online photo sharing destination PhotoShow. With Simple Star onboard, we dramatically accelerated our deployment of branded online services and I’m pleased to report that yesterday we launched Roxio Online, a new web service that enables the creation of personalized multimedia slideshows that can be shared on PCs, DVDs, TVs, handhelds and Web sites.

Roxio Online is distributed broadly through a network of major partners, including online photo providers Kodak, Shutterfly and Snapfish; photo-finishing service provider Ritz Camera as well as cable operators Comcast and Time Warner Cable. It’s clear to us that from Hollywood to home, digital media is a growing sector, and based on first quarter results Sonic is extremely well positioned to leverage its brands and technologies to scale revenue and drive business across our divisions.

At this point, I’m going to hand it over to Paul, who will talk about our financial highlights. Paul?

Paul Norris: Thank you, Dave.

As Nils mentioned, for purposes of my discussion of our financial results and outlook, unless otherwise indicated, the numbers I’m providing are on a non-GAAP basis and exclude equity compensation charges, the amortization of acquired intangibles, restructuring charges and costs associated with our voluntary stock option review.

A reconciliation of our GAAP and non-GAAP financials can be found in today’s earnings press release.

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Our net revenue for the quarter was $30.1 million, breakeven with the first quarter of fiscal year 2008. This was above our guidance of $29 million or more with the increase primarily due to strong licensing sales from our Advanced Technology Group and retail sale. Consumer revenue for the quarter was $27.6 million down slightly from $29 million reported a year-ago due largely to the Dell issues that Dave discussed.

This was offset in part by an increase in retail revenue attributable to the highly successful launch of Toast 9 as well as our generally strong retail position. Combined, e-tail and brick-and-mortar retail sales were up 23 percent year-over-year and seven percent over the prior quarter which is seasonally very strong.

Licensing revenue from our Advanced Technology Group, a component of our consumer revenue totaled $3.9 million for the quarter, up from $2.7 million in the prior quarter and in excess of our guidance of at least $3 million. While we’re pleased with this outcome and continue with our positive expectations for ATG as Blu-ray technology ramps up, as we’ve said before our revenue in this area can vary significantly from quarter-to-quarter.

Our pro group generated $2.5 million in revenue during the quarter, up 36 percent from the last quarter. This continues the upward march that we have anticipated from the Blu-ray format as it gains traction.

Excluding approximately $1.2 million in amortization of acquired intangible, our pro forma gross margin was 78.4 percent, an improvement from 77.8 percent in the June quarter a year ago and approaching our FY ‘09 year-end target of 80 percent.

Pro forma operating expenses totaled $27.2 million for the quarter, inline with our guidance. As we’ve noted before, we expect to benefit from increasing operational efficiencies as our fiscal year progresses and anticipate that our pro forma operating expenses may dip below $25 million by fiscal year end.

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Our first quarter 2009 GAAP operating expenses breakdown as follows:

•	Sales and marketing expenses totaled $9.8 million, up 14 percent from $8.6 million reported in the first quarter of 2008.

•	Research and development costs totaled $11.7 million, flat year-over-year.

•	General and administrative cost totaled $6.7 million up 11 percent from the $6 million reported in the first quarter of 2008.

These numbers include $597,000 in depreciation; $464,000 related to the stock option review project, $521,000 in share based compensation, and $1.3 million in restructuring charges relating to the headcount reduction we announced at the end of June.

Other expenses for the quarter, consisting primarily of net interest on our outstanding debt, were roughly $133,000 with the expense reflecting interest rate differentials as we transferred funds into safer investment vehicles.

At the end of the quarter, we had approximately 26.4 million basic shares outstanding or 27.2 million on a fully diluted basis.

On a pro forma basis, and assuming of 40 percent effective tax rate, we had a net loss of $2.2 million or nine cents per share.

Turning to our balance sheet, cash, restricted cash, cash equivalents and short-term investments ended the quarter at $54.3 million, down from $63.5 million at the end of the prior quarter. The decrease is due primarily to the Simple Star acquisition, cash used in operations and the options review. Our bank debt outstanding at June 30th was $20 million, unchanged from March 31st.

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Turning now to guidance, for our second quarter ending September 30th, we forecast revenues of $30 million or more. Seasonally, the second quarter is a lower revenue quarter for both us and our OEM partners. In addition, while we remain generally bullish about our advanced technology revenue, due to some of the lumpiness that we’ve described, we expect ATG revenue in September to be roughly $2 million. These factors should be offset in part by our launch of Creator 2009 in September.

We estimate that cost of goods sold for the second quarter, excluding the amortization of intangibles, will be up due to the Creator launch, lowering gross margins slightly to 76 to 77 percent. By contrast, operating expenses should be down sequentially from the first quarter due largely to cost savings recognized from the headcount reduction that we announced in June.

Total non-GAAP OpEx is expected to decrease to around $25.5 million resulting in a net loss for the quarter of approximately $1.3 million, or five cents per share. For the second half of fiscal 2009, we continue to expect the adoption of the Blu-ray format to positively impact sales in our PPG and ATG divisions.

Our consumer software business should benefit from new product launches this fall. In addition, the development of our online services offerings should give us the opportunity to leverage our installed base and cross promote and up-sell our premium line of products. We will also look to leverage our online services offering to new and existing OEM partners.

We expect our investments in Qflix to begin generating meaningful revenue in the latter part of fiscal 2009. In summary, we believe that we will become profitable in the second half of FY ‘09 and that by the fourth quarter operating margins should approach 20 percent and we should be generating at least $7 million in EBITDA assuming favorable conditions.

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Now, I’ll turn the call back to Dave, who will give you his perspective on our business and an overview of our strategic objectives. Dave?

Dave Habiger: Thanks, Paul.

Strategically, we are focused on digital media as it relates to both Hollywood content production and home content experiences. Our unique products and technologies book end the digital media value chain; at one end, leveraging our deep connections to the content community, and at the other, optimizing our connection to the hundreds of millions of Roxio users both on the desktop and, now, online.

One great example of this is Blu-ray. The authoring technology we developed for Hollywood is now available in our Roxio consumer products and in the software development kits we license to set-top player manufacturers. As Blu-ray continues its adoption by consumers, we will see continued lift across all of our business.

Another example is Qflix. Three years ago, we noticed that while consumers were moving toward digital downloads, they still preferred to playback movies in the living room on DVD. Recognizing this as a scalable business opportunity, we leveraged our Hollywood connections, deep format knowledge and Roxio engineering and distribution expertise to create Qflix.

One of the biggest recent advances this quarter with Qflix was the decision by our partner, Amazon, to move from a beta test of our technology into full adoption with its offering of HBO documentaries and specials that can be purchased online and burned on-demand using Qflix.

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We expect other HBO and Cinemax titles to follow in the coming months with other studios joining to take advantage of the superior economics of managing content digitally and delivering to DVD just in time. This represents a major step forward for Qflix and positions our technology for continued growth and demand for a download-and-burn solution.

Qflix is quickly becoming a reality for at home usage with a major PC manufacturer expected to make the first consumer Qflix drives available to consumers as early as next week. Consumers will be able to download their favorite Hollywood hits and burn them to DVD for playback on any standard DVD player. Stay tuned for this announcement next week and look for other brand name PC manufacturers to follow.

Our DVD on demand solutions are beginning to gain traction in other areas of the market as well as with our kiosk partners making strides at bringing in-store devices to market. After a multi year effort here at Sonic, we are excited to finally see Qflix drives available to consumers.

On the consumer front, our outlook for Roxio remains bullish, and as newer versions of our flagship software are released this summer with ties to our new Roxio online web services, we are looking forward to introducing millions of Roxio Creator users to Roxio Online, reigniting our consumer business. With Roxio Online we’re dramatically expanding the influence and reach of our Roxio brand and product line.

Simultaneously, we’re enhancing our revenue mix with a subscription based offering. Lastly and perhaps most importantly, we are creating another opportunity to engage and stay connected with our customers while gaining access to a new category of online media consumer.

The benefits of Roxio Online also carry over to our OEM business. Until now, our strategy has been to connect Sonic’s broad OEM distribution to Roxio’s strong retail brand to drive downstream retail and direct revenue. Going forward, we believe that this will fundamentally shift with desktop applications being dramatically enhanced by online digital media services.

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Digital media consumers want easy, instantaneous and universal access to their personal content on any connected devices whether it’s a PC, a phone, a car or a TV. And this truth isn’t lost on our OEM partners. By tying platform enhancing software with our online web services, Roxio is one of the few companies that can offer PC manufacturers the level of fit and finish that to date has only been seen at Apple.

Roxio’s mission is to deliver that experience and by doing so we believe Roxio products and services will be a must have for all PC OEMs. The remainder of fiscal 2009 has a lot in store for Sonic. With our long-term initiatives starting to bear fruit, Sonic should again start to exhibit a growing revenue line as we approach year end. At the same time, by taking full advantage of our global reach and organization, we should be able to operate with increasing efficiency, generating profit and cash, thereby creating new opportunities for our company.

Before we sign off, I’d like to thank all our stakeholders, shareholders, employees, customers and partners for their ongoing commitment to Sonic Solutions.

At this point, we will open the line for questions. Operator?

Operator: The question and answer session will be conducted electronically. If you do wish to signal for a question, you may do so by pressing star one on your touchtone phone. Again, that is star one to signal for any question. And if you are using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. Star one for any questions and we’ll pause momentarily.

Our first question this afternoon will come from Ralph Schackart with William Blair.

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Ralph Schackart: Hey, good afternoon, guys.

Dave Habiger: Yes.

Ralph Schackart: Couple of questions if I could. Dave, I’ll start with you, if you don’t mind. In your prepared remarks on Qflix, just want to get a little bit more color. I think you had mentioned perhaps that there were other studios looking to sort of authorize Qflix service or technologies, will that just be on Amazon, or with of the other channels for the MOD?

Dave Habiger: Hi, Ralph. There’ll be other channels for the MOD, so we expect - most of the - you’ll see a lot of studios next week, obviously in the prepared remarks we referred to one of our larger customers who will be launching their drives next week. So, in that you’ll also see most of the major studios that you can imagine that you’d expect to see when you purchase a movie. And that will carry us through to both MOD and kiosk.

Ralph Schackart: And then in terms of the services, will there also be a service announcements or where they just essentially turn on the CSS key through the online services that exist today?

Dave Habiger: The services are handled - we’re obviously handling the key servers. So, the end-user will ultimately not to see any of that, and in all those models you’ll see that the key server and the, think of it as the CSS handshake will flow through Sonic and we’ll handle that part of transaction.

Ralph Schackart: OK, that’s helpful. And then in terms of the linearity and the ramps of profitability, how should we think about that from modeling purposes. Will Q2 - obviously is going to be another sort of down quarter, will that start to ramp in Q3 and Q4 or will we get a big step function in Q4?

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Paul Norris: I think we’re going to see it sort of gradually ramping throughout Q3 and then, you’re right, you’re going to see the bigger impact in Q4.

Ralph Schackart: OK, great. And then in terms of the pro group, I think you’d talked about ATG being down next quarter, but should we continue to see the pro group grow quarter-over-quarter going forward?

Paul Norris: Yes, I think you should see the pro group continue to ramp up in more or less a smooth way over the next few quarters in part, again, because of the way we recognize revenue with the pro group.

Ralph Schackart: Right. And then in terms of the pro group, can you sort of talk about high-level pricing trends there as obviously Blu-ray starting to roll out in the market?

Paul Norris: Yes, Dave, you might, jump in on that one.

Dave Habiger: Sure, yes. I think the pricing trend, Ralph - there’s the consumer pricing trend which obviously we’d anticipate will start to drop, so we expect obviously that the DVD players at retail will be lower two months from now and lower again two months after that. Regarding our professional tool, we haven’t seen any price erosion there given our position and I think are well-earned position in this particular space.

So, I don’t anticipate in the near term any price erosion to our ASPs with our professional tools.

Ralph Schackart: Great, one last and I’ll turn it over. It seems like all the heavy lifting you guys have done is starting to line up finally, congrats on that. Just in terms of the risks for Q4 and the steep sort of ramp to profitability, what’s the biggest risk at this point, now that the cycle starting to roll out, Qflix is starting to roll out in your opinion?

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Dave Habiger: I think the risks are the customer behavior around digital media and new technology. I mean, we’re always exposed in a market to you know the potential that people stick with traditional buying patterns and they don’t buy as much digital media online or through new channels. I think that’s ultimately where we’re exposed and we’re currently optimistic because we see kiosks becoming much more acceptable. We see distribution of content in digital form in outline being much more accepted. But ultimately, those are the drivers, right? The drivers are going to be Blu-ray in the consumption of online content and ESD form in the ways that we have historically seen at retail market.

Ralph Schackart: Great.

Dave Habiger: Like most good answers right there, the risk there is the same thing that makes us optimistic. We certainly think that’s the driver business and may impact us negatively if it doesn’t continue.

Ralph Schackart: Right. I just want to clarify one last point, Dave, in your prepared remarks. You said that there will be potentially major PC manufacturer within us next week and potentially more to follow with Qflix?

Dave Habiger: Correct, we did say in our last call just to clarify that we - by now you would have seen a major player bringing a product to market, that was Amazon. And so that’s taking place and what I’m specifically saying is next week, you should be able to purchase as a consumer from a major PC manufacturer, Qflix drives. So, we’re very close to next leg of Qflix at the consumer level.

Ralph Schackart: Great. Thank you.

Dave Habiger: You’re welcome. Thanks.

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Operator: Before moving to our next question, I would like to remind our audience that if you do wish to signal for a question, please do so by pressing start one on your touch-tone phone. Again, that is star one to signal for a question.

And we go next to Alan Davis with D.A. Davidson.

Alan Davis: Hi, yes good afternoon, just a couple of questions here. First, I was wondering if you could just give us some more insight into the new arrangement we Dell, the new bundling arrangement and you know how that is going to give you the same or similar results with the shared revenue arrangement and was that new arrangement will be in place for the entire second quarter?

Dave Habiger: Well, we always have a lot of moving parts and arrangements with our OEMs. So with Dell, there’s multiple new initiatives, existing initiatives and I want to make sure that you don’t just kind of think there’s one particular model. We certainly, we said in our prepared remarks, we’ve addressed the Dell shortfall by moving some of our products with Dell to a bundling arrangement that closely mirrors our original highly successful up-sell model.

Alan Davis: OK. And just more of an update on the download and burn on the kiosk model, there is story out there about Walgreen’s pushing out their roll out to next year - I guess, some more insight to that and just in general in the kiosk?

Dave Habiger: Sure. I missed the first part, what was it, there was a rumor …

Alan Davis: Some stories about Walgreen’s pushing out their plans, I guess in the wake of the TitleMatch demise pushing out their plans till next year.

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Dave Habiger: Let’s see. As far as the retail kiosk space we have no doubt that Qflix can significantly increase DVD sell-through at retail. While we can’t comment directly on a plan for our partners, we continue to be engaged with major retail partners like Walgreen’s and a variety of the kiosk manufactures that are looking to bring Qflix to market. But it’s really not our place to talk about their plans to roll out.

Alan Davis: OK. I guess I’ll rephrase in another way. Have your expectations there from the revenue perspective changed at all in terms of timing?

Dave Habiger: No, they have not. The expectations, if you look at where we thought we were nine months ago to a year ago and what we’ve communicated to the market you know both on execution of product deal, terms, market penetration revenue, we are very, very close to plan and certainly haven’t seen anything that changes our outlook on the space at the moment.

Paul Norris: Yes. I think we’re feeling pretty good about Qflix right now. You know it is a complex ecosystem and there are a lot of different partners that are doing different things. And there maybe some that come out a little bit more slowly and some may come out a bit more quickly than we had planned originally. And we don’t control all those factors of course. But generally speaking, it’s tracking very nicely from our perspective.

Alan Davis: OK. And then lastly here, what would you expect your, I guess cash usage to be on the second quarter?

Paul Norris: Well, I think that you’ll see our OpEx as we’ve said going down as we start realizing some of the efficiencies that we’ve talked about before. And since the - a very substantial portion of our cash usage in the last quarter was related to the Simple Star acquisition and some of tail-end expenses associated with the stock options review, I think you’ll see the cash position dial holding a lot more constant than it did in the last quarter. And again, what we’ve talked about is toward the end of fiscal year ‘09 is when we expect to actually - in fact it’s something we’re focused on all the time - that’s when we’re looking to really be starting to drive the cash in the positive direction.

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Alan Davis: OK, great. Thank you.

Paul Norris: Thank you.

Operator: And as a final reminder to our audience, please press star one on your touch-tone phone if you wish to signal for question at this time. Star one to signal.

And we have a question from Paul Coster with JPMorgan.

Sandeep Madhavan: Hi, this is actually Sandeep Madhavan on behalf of Paul. I just had a couple of questions. First I guess going back to the Qflix, I think some of the articles that we’ve been reading obviously mentioned Walgreens’ push out but also it seemed like Nero had a kind of a competitive product that uses CSS, if you could maybe just comment on that, if you’re really seeing any competition on that side?

Dave Habiger: Yes, there’s certainly - we’ve always said that we expect in this space people who will want to use some form of CSS outside of Qflix. I would say we’ve seen a lot less than we anticipated, so I’d like to frankly to see more. And the reason being frankly is that we have IP rights in that area, so we certainly may not get some of the other benefits of Qflix where we’re handling key servers, but we certainly expect IP payments in the area that is, in CSS IP area.

So, I think the short answer is we haven’t seen a lot, we’ve seen several and I think we’re - it’s fair to say we’re hopeful that there will be more than just Qflix.

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Sandeep Madhavan: And then I guess going back to the Dell revenue, assuming that you still had the $3 million shortfall, that would mean that you get about $7.5 million roughly from Dell in the first quarter. Where do you see that for year, I mean I guess maybe if you could talk briefly about year-over-year change from Dell and maybe even just kind of your PC OEM revenues, which I guess that include Dell and HP?

Dave Habiger: Well, we’ve got a lot of PC OEMs, so if you would like Sony and Lenovo and some of the other smaller PC manufacturers. But we never give guidance on any individual OEM, so that’s certainly not something we’d start doing at this stage.

As far as, I think if you want to look at our overall OEM business, you could probably model that a little more carefully. But I think that you’re going find that given the unforeseen swing both positive and negative in PC OEMs that we’ve just never been comfortable trying that to give specific guidance on any one customer.

Sandeep Madhavan: OK. And then just lastly, I think last quarter you’d mentioned that in the Pro Video Group, bookings were up about 30 percent sequentially and this year recorded about 36 percent sequential growth. First of all, is that a decent metric going forward? And if it is, could you give us what the change was in booking?

Paul Norris: I actually don’t have the bookings number handy, and it wasn’t a bad metric especially at the beginning, when we were transitioning to the new revenue recognition model, where you would have new bookings recognized over a year period typically.

At this point, we’re getting to the stage where we’ve had the new revenue recognition model in place long enough, so that I think you can really - you can see the profile and the landscape of where the pro business is going vis-à-vis the adoption of Blu-ray from the revenue itself.

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Sandeep Madhavan: OK. Thank you.

Dave Habiger: Yes. Thanks, Sandeep.

Operator: And at this time, we have no other questions standing by on our question roster. I’d like to turn the program back to our speakers for any additional or closing comments.

Dave Habiger: I’d just like to thank everybody very much.

Paul Norris: Yes, thanks, everyone. We’ll rejoin next quarter.

Operator: Thank you, everyone for your participation on today’s conference and you may disconnect at this time.

END